Exhibit 10.11

EXHIBIT A

HOULIHAN LOKEY, INC.
DIRECTOR COMPENSATION PROGRAM
(Revised as of May 1, 2024)

Eligible Directors (as defined below) on the board of directors (the “Board”) of Houlihan Lokey, Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Director Compensation Program (this “Program”). This Program is effective on April 1, 2024. The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who (i) is not an employee of the Company or any parent or subsidiary of the Company and (ii) qualifies as “independent” under the rules of the NYSE, including the NYSE rules relating to compensation committee independence, and as a “non-employee director” under Exchange Act Rule 16b-3 (each, a “Eligible Director”), who may be eligible to receive such cash or equity compensation, unless such Eligible Director declines the receipt of such cash or equity compensation by written notice to the Company.

This Program shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. No Eligible Director shall have any rights hereunder, except with respect to equity awards granted pursuant to Section 2 of this Program.

1.    Cash Compensation.

a.Annual Retainers. Each Eligible Director shall be eligible to receive an annual cash retainer of $100,000 for service on the Board.

b.Payment of Retainers. The annual cash retainers described in Section 1(a) above shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than thirty days following the end of each calendar quarter. In the event an Eligible Director does not serve as an Eligible Director for an entire calendar quarter, the retainer paid to such Eligible Director shall be prorated for the portion of such calendar quarter actually served as an Eligible Director.

2.    Equity Compensation. Eligible Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s Amended and Restated 2016 Incentive Award Plan or any other applicable Company equity incentive plan then-maintained by the Company (such plan, as may be amended from time to time, the “Equity Plan”) and may be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms approved by the Board prior to or in connection with equity grants under the Equity Plan. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of equity awards hereby are subject in all respects to the terms of the Equity Plan. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Company’s Amended and Restated 2016 Incentive Award Plan.

Exhibit 10.11

a.Annual Common Stock Awards. An Eligible Director who is serving on the Board as of the Earnings Release Date (as defined below) of each fiscal year automatically shall be granted, on the applicable Grant Date (and subject to continued service through such Grant Date), an Award of Common Stock covering a number of shares of Class A common stock equal to $100,000, divided by the Applicable HLI Stock Value (as defined below) of a share of Class A common stock, rounded downward to the nearest whole share (with the remainder to be paid in cash at a reasonable time as determined by the Company) and subject to adjustment as provided in the Equity Plan. These awards shall be referred to herein as the “Annual Awards.” With respect to the first Annual Award granted to an Eligible Director following the date on which he or she becomes an Eligible Director (the “Eligible Director Date”), such award shall be pro-rated based on the period of time served as an Eligible Director from (and including) the Eligible Director Date through the Earning Release Date with respect to such Annual Award. Each Annual Award shall be vested in full on the applicable Grant Date.

b.Committee Chair Award. Each Eligible Director who serves as a Chair of a Committee of the Board as of the Earnings Release Date of each fiscal year automatically shall be eligible to be granted, at the discretion of the Compensation Committee of the Board (to be determined prior to such Earnings Release Date), on the applicable Grant Date (and subject to continued service through such Grant Date), an Award of Common Stock covering a number of shares of Class A common stock equal to (i) for the Chair of the Audit Committee, $50,000 and (ii) for the Chair of each other Committee, $30,000, in each case divided by the Applicable HLI Stock Value, rounded downward to the nearest whole share (with the remainder to be paid in cash at a reasonable time as determined by the Company) and subject to adjustment as provided in the Equity Plan. These awards shall be referred to herein as the “Committee Chair Awards.” With respect to the first Committee Chair Award granted to a Committee Chair following the date on which he or she becomes a Committee Chair (the “Eligible Chair Date”), such award shall be pro-rated based on the period of time served as a Committee Chair from (and including) the Eligible Chair Date through the Earnings Release Date of such Committee Chair Award. Each Committee Chair Award shall be vested in full on the applicable grant date.

c.New Director Award. The Board shall have the authority, in its sole and absolute discretion, to make an Award of Common Stock to each Eligible Director who joins the Board covering a number of shares of Class A common stock equal to $100,000, divided by the average closing price of the Company’s Class A common stock as traded on the New York Stock Exchange for the 10 consecutive trading days occurring immediately preceding (and excluding) the grant date, rounded downward to the nearest whole share (with the remainder to be paid in cash at a reasonable time as determined by the Company) and subject to adjustment as provided in the Equity Plan. These awards shall be referred to herein as the “New Director Awards.” A New Director Award shall vest in substantially equal installments on each of the first, second and third anniversaries of the applicable grant date, subject to such Eligible Director’s continued service. In addition, an Eligible Employee’s New Director Award shall vest in full upon a Termination of Service due to the Eligible Director’s death or disability.

d.Defined Terms. For purposes of this Program, the following definitions shall apply:

(i) “Applicable HLI Stock Value” shall mean, with respect to an Annual Award, the average closing price of the Company’s Class A common stock as traded on the New York Stock Exchange for the 10 consecutive trading days occurring immediately after (and excluding) the Earnings Release Date (such 10-trading day period, the “Averaging Period”).

(ii) “Earnings Release Date” means the date on which the Company publicly announces its earnings for the immediately preceding fiscal year.

Exhibit 10.11

(iii) “Grant Date” means the date immediately following the last day of the Averaging Period.

3.    Equity Ownership Guideline. During their period of service on the Board, Eligible Directors shall be expected to acquire (including through equity awards under this Director Compensation Program) and maintain ownership of common stock of the Company with an aggregate value equal to or exceeding four times the annual cash compensation they receive as Directors.